October 20, 2016

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Great Panther Silver Limited

We hereby consent to the use of our name in the Company’s Registration Statement on Form F-10 dated October 20, 2016, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, under the headings “Legal Matters” and “Interest of Experts” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

“McMillan LLP”

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